Press Release	Source: Who's Your Daddy, Inc.

Greg Sacks and Sacks Motorsports, Inc. Debut the #13
Car at Atlanta Motor Speedway for Who's Your Daddy and
the King Of Energy in the NASCAR Nextel Cup Series
Thursday March 16, 8:55 am ET

SAN DIEGO--(BUSINESS WIRE)--March 16, 2006--Who's Your Daddy, Inc. (OTCBB:WYDY - News):
• Sacks Motorsports, Inc. is pleased to announce it has entered into a three year agreement with Who's Your Daddy, Inc.(WYDY) Former Daytona winner and track record holder Greg Sacks will debut the Who's Your Daddy sponsored car at Atlanta Motor Speedway on March 19th

Greg Sacks, SMI owner and NASCAR legend, is pleased to announce that he will drive the Who's Your Daddy car #13 for twenty selected races throughout the remainder of the NASCAR Nextel Cup season. Sacks will roll onto the track with his first outing in the Who's Your Daddy car at the Golden Corral 500 in Atlanta Motor Speedway, March 19, 2006.

Greg Sacks began his racing career in 1980 and has been a winner throughout the NASCAR ranks. In 1985, Sacks won the Daytona Pepsi 400 and subsequently set track records throughout the circuit, including Atlanta in 1994, when he won the pole position in the USAirways Ford. Sacks, who's raced for Miller Brewing Company, Wachovia, Proctor & Gamble, US Tobacco, Food Lion and Coors Brewing, has been building his own team over the last two years. Who's Your Daddy, Inc. and SMI have strategically selected 20 races over the 2006 NASCAR season that will coincide with both a past winning record for Sacks and the newly distributed "King of Energy" drink.

"We've waited a long time for the right partner to come along and stage our ascent in Nextel Cup; Who's Your Daddy defines who we are, what we're about and the winning attitude needed to overcome all. Being in the business for over twenty years has taught me a lot, and I plan to use my experience and know-how on building a winning team with a winning brand," said Greg Sacks, President and driver for SMI.

Sacks notes, "Who's Your Daddy is going to be a great sponsor. Who's Your Daddy's 'King of Energy' drink is a tremendous product and is destined for stardom. This is by far the best tasting energy drink on the market. I'm psyched!"

Contact:

Who's Your Daddy, Inc.
Arleen Lloyd, 619-284-4807

info@whosyourdaddyinc.com

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Source: Who's Your Daddy, Inc.